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                                                                       EXHIBIT 5




                                        July 11, 1996



Dean Witter, Discover & Co.
Two World Trade Center
New York, NY 10048

Ladies and Gentlemen:

     We have acted as counsel to Dean Witter, Discover & Co., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended ("1933 Act"), pursuant to a Registration Statement on Form S-3 under the 1933 Act (the "Registration Statement"), of up to $2,000,000,000 aggregate principal amount of debt securities of the Company (the "Debt Securities"), to be issued pursuant to the Indenture, dated February 24, 1993 (the "Indenture"), between the Company and the First National Bank of Chicago (the "Bank"), as trustee. This opinion is being furnished to you in connection with the registration of the Debt Securities under the 1933 Act.

     In rendering this opinion, we have examined the originals or copies, certified to our satisfaction, of such corporate records and other documents and certificates as we deemed necessary. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies and the authenticity of the originals of all such latter documents. As to any facts material to this opinion, we have, when relevant
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facts were not independently established by us, relied upon the aforesaid records, certificates and documents.

     Based upon and subject to the foregoing, we are of the opinion that:

     1. The Indenture has been duly and validly authorized, executed and delivered by the Company and, assuming due authorization, execution and delivery by the Bank, constitutes a valid and binding agreement of the Company, enforceable in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency or other laws of general applicability relating to or affecting enforcement of creditors' rights or by general equity principles.

     2. The Debt Securities have been duly and validly authorized by the Company and, when duly executed and authenticated in accordance with the terms of the Indenture and delivered against payment therefor, will constitute valid and legally binding obligations enforceable in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency or other laws of general applicability relating to or affecting enforcement of creditors' rights or by general equity principles, and except further as enforcement of any Debt Securities denominated in other than United States dollars may be limited by requirements that a claim (or foreign currency judgment in respect of such claim) be converted into United States dollars at a rate of exchange prevailing on a date determined pursuant to applicable law.

     We hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5 to the Registration Statement. We also consent to the reference to

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our firm under the heading "Legal Opinion" in the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act.

                                     Very truly yours,

                                     BROWN & WOOD LLP

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